INDEPENDENT AUDITORS' CONSENT
  We consent to the reference to our firm under the caption
  "Independent Auditors" and to the use of our report dated November 30, 1995, in the Registration Statement and related Prospectus of The Municipal Bond Trust, Series 214 and The Municipal Bond Trust
  California Insured Series 6A.
  /s/ ERNST & YOUNG LLP
  New York, New York
  December 8, 1995